File No. 033-87272
                                            Filed under Rule 424(b)(3)

Golden American Life Insurance Company

                      Prospectus Supplement

                        October 29, 1997

                             to the

  Prospectuses dated May 1, 1997 as Supplemented July 9, 1997 for
    Deferred Combination Variable and Fixed Annuity Contracts
           (the "GoldenSelect/R/ DVA PLUS Prospectus"),
               Deferred Variable Annuity Contracts
             (the "GoldenSelect/R/ DVA Prospectus" and
           "GoldenSelect/R/ DVA Series 100 Prospectus"),
        Flexible Premium Variable Life Insurance Policies
        issued by Golden American Life Insurance Company
                (the "GoldenSelect/R/ Genesis I and
              GoldenSelect/R/ Genesis Flex Prospectus") and the Prospectuses dated October 1, 1997 for
 (the "GoldenSelect/R/ PREMIUM PLUS Prospectus", "GoldenSelect/R/
    ACCESS Prospectus" and "GoldenSelect/R/ ES II Prospectus") Deferred Combination Variable and Fixed Annuity Contracts

        issued by Golden American Life Insurance Company
                           __________

     On October 24, 1997, ING Groep, N.V. ("ING") completed the transaction to aquire Equitable of Iowa Companies ("Equitable of Iowa"). At a meeting of shareholders on October 23, 1997, Equitable of Iowa shareholders approved the terms of the agreement of July 7, 1997, to merge Equitable of Iowa into ING. ING is now the ultimate corporate parent of Golden American Life Insurance Company, the issuer of GoldenSelect/R/ variable products, Directed Services, Inc. ("DSI"), the distributor of GoldenSelect/R/ variable products and the manager of The GCG Trust, and Equitable Investment Services, Inc. ("EISI"), the manager of the Equi-Select Series Trust (the "ESS Trust") and a portfolio manager to The GCG Trust. ING, based in the Netherlands, is a global financial services holding company with over $289 billion in assets. On October 9, 1997, at special meeting of the shareholders of The GCG Trust, the shareholders approved the new management agreement between DSI and The GCG Trust and each of the new portfolio management agreements among DSI, The GCG Trust and the portfolio managers of The GCG Trust. On October 9, 1997, at special meeting of the shareholders of the ESS Trust, the shareholders approved the new management agreement between EISI and the ESS Trust and each of the new portfolio management agreements among EISI, the ESS Trust and the portfolio managers of the ESS Trust. These agreements are effective as of October 24, 1997.

This supplement should be retained with your GoldenSelect/R/
Prospectus.


G3306-CLO                                                    10/29/97